Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form F-1 Amendment No. 2 of Platinum Analytics Cayman Limited and its subsidiaries as to our report dated January 23, 2025 with respect to the consolidated balance sheets as of September 30, 2023 and 2024, and the related consolidated statement of operations and comprehensive income (loss), changes in deficit and cash flows for the years ended September 30, 2023 and 2024.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong
July 21, 2025

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong

Tel: 2152-2238, Website: www.aogb.com